EXHIBIT 4.1


THE BANK OF NEW YORK
NEW YORK'S FIRST BANK-FOUNDED 1784 BY ALEXANDER HAMILTON
101 BARCLAY STREET,
NEW YORK, N.Y. 10286


                                 March 18, 2003

Van Kampen Funds Inc.
1 Parkview Plaza
Oakbrook Terrace, Il. 60181

                     Van Kampen Focus Portfolios, Series 380

Dear Sirs:

     The Bank of New York is acting as trustee for the Van Kampen Focus Portfolios, Series 380 set forth above (the "Trust"). We enclosed a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on March 17, 2003, in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust. We consent to the reference to The Bank of New York as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-102999) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

                                                               Very truly yours,


                                                             /s/ DESMOND O'REGAN

                                                        Assistant Vice President